Exhibit 99
Investor Relations Contact
Shane O'Connor, Executive Vice President & CFO
UniFirst Corporation
978-658-8888
shane_oconnor@unifirst.com
UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2026
Wilmington, MA – October 21, 2026 – UniFirst Corporation (NYSE: UNF) (the “Company,” “UniFirst” or “we”) today reported results for its fourth quarter and full year ended August 29, 2026, as compared to the corresponding periods in the prior fiscal year.

Fourth Quarter 2026 Consolidated Financial Results
•Consolidated revenues for the fourth quarter increased 5.0% to $645.0 million, driven primarily by organic growth in the core Uniform & Facility Service Solutions segment.
•Operating income and Adjusted EBITDA were $41.7 million and $94.9 million, respectively, compared to $49.6 million and $88.1 million, respectively, in the fourth quarter of fiscal 2025.
•Operating margin was 6.5% of revenues compared to 8.1% of revenues in the prior year period.
•Adjusted EBITDA margin was 14.7% of revenues compared to 14.3% of revenues in the prior year period.
•Net income was $34.7 million compared to $41.0 million in the prior year period and diluted earnings per share was $1.90 compared to $2.23 in the prior year period.
•The quarterly tax rate was 19.8% compared to 20.2% in the prior year period.

The Company’s financial results for the fourth quarter of fiscal 2026 included approximately $14.4 million of costs associated with the proposed merger with Cintas Corporation (“Cintas”), consisting primarily of legal, advisory and other professional service fees (“Transaction-related Costs”). In addition, the Company’s results for the fourth quarter of fiscal 2026 and 2025 included approximately $2.8 million and $1.4 million, respectively, of costs related to its enterprise resource planning project (“Key Initiative”). In the fourth quarter of fiscal 2026 and 2025, these costs decreased:

•Operating income by $17.3 million and $1.4 million, respectively.
•Adjusted EBITDA by $2.8 million and $1.4 million, respectively.
•Net income by $12.9 million and $1.1 million, respectively.
•Diluted earnings per share by $0.71 and $0.05, respectively.

Fiscal 2026 Consolidated Financial Results
•Consolidated revenues increased 3.7% to $2.523 billion.
•Operating income and Adjusted EBITDA were $136.0 million and $327.1 million, respectively, compared to $184.5 million and $336.8 million, respectively, in fiscal 2025.
•Operating margin was 5.4% of revenues compared to 7.6% of revenues in fiscal 2025.
•Adjusted EBITDA margin was 13.0% of revenues compared to 13.8% of revenues in fiscal 2025.
•Net income was $109.5 million compared to $148.3 million in fiscal 2025 and diluted earnings per share was $6.02 compared to $7.98 in the prior year period.

The Company’s financial results for the full year of fiscal 2026 included approximately $37.2 million of Transaction-related Costs. The Company’s results for the full years of fiscal 2026 and 2025 included approximately $13.3 million and $6.8 million, respectively, of costs directly attributable to its Key Initiative. The effect of these items on the full years of fiscal 2026 and 2025 combined to decrease:

•Operating income by $50.5 million and $6.8 million, respectively.
•Adjusted EBITDA by $13.3 million and $6.8 million, respectively.

•Net income by $37.9 million and $5.1 million, respectively.
•Diluted earnings per share by $2.08 and $0.28, respectively.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We are pleased with how we closed the fiscal year with a solid fourth quarter delivering improved growth and profitability. We remain focused on caring for our customers and communities, supporting our Team Partners, and demonstrating UniFirst's compelling value to both new and existing customers.”

Mr. Sintros continued, “I want to thank our thousands of Team Partners for their continued commitment to Always Deliver for our customers, one another, and UniFirst.”

Q4 2026 Segment Reporting Results

Uniform & Facility Service Solutions
•Revenues for the quarter increased 4.5% to $585.4 million compared to $560.1 million in the prior year.
•Organic growth, which excludes the effect of acquisitions and fluctuations in the Canadian dollar, was 4.6%.
•New customer account acquisitions were solid during the quarter and customer retention rates continued to improve, building on the year-to-date progress that the Company has seen in these areas.
•Operating margin was 6.8% compared to 8.3% in the prior period and Adjusted EBITDA margin was 15.5% compared to 14.8% in the prior period.
•The Transaction-related Costs and Key Initiative costs were both recorded to this segment and decreased both operating and Adjusted EBITDA margins in the fourth quarter of fiscal 2026 by 3.0% and 0.5%, respectively. Key Initiative costs in the prior year period decreased both operating and Adjusted EBITDA margins by 0.2%.
•The segment's operating and Adjusted EBITDA margin comparison in the fourth quarter of fiscal 2026 benefited from lower merchandise and selling costs as a percentage of revenues. These benefits were partially offset by higher production and healthcare claims expenses.

First Aid & Safety Solutions
•Revenues increased 13.0% to $35.2 million compared to $31.1 million in the prior year period.
•The segment reported an operating loss of $1.5 million and an Adjusted EBITDA loss of $0.1 million.
•The segment’s results again reflected the investments the Company has made to drive growth in its First Aid van business.
Other
•Revenues for the quarter increased 5.3% to $24.5 million compared to $23.3 million in the prior year period. The segment had strong growth in its European operations which was partially offset by the continued wind-down of a large refurbishment project and fewer reactor outages.
•Operating income and Adjusted EBITDA were $3.3 million and $4.2 million, respectively.
•This segment consists of the Company’s nuclear solutions and due to the nature of the nuclear industry its results are often affected by seasonality, the timing and duration of power reactor outages and project-based activities.
Balance Sheet and Capital Allocation
•Cash and cash equivalents totaled $192.1 million, and the Company had no long-term debt outstanding as of August 29, 2026.
•The Company paid dividends to shareholders of $25.2 million in fiscal 2026, an increase of 2.1% from the prior year.
•During fiscal 2026, the Company repurchased 194,100 shares of its Common Stock for approximately $31.7 million. As of August 29, 2026, the Company had $8.9 million remaining under its existing share repurchase authorization.

Transaction Update
On July 2, 2026, each of UniFirst and Cintas received a Supplementary Information Request (“SIR”) from the Canadian Competition Bureau (the “CCB”) in connection with the CCB’s review of the transaction contemplated by the Merger Agreement (as defined in the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2026). On September 29, 2026, each of UniFirst and Cintas certified to the CCB that it has completed its response to the SIR.

On October 2, 2026, each of UniFirst and Cintas certified to the Federal Trade Commission (“FTC”) that it has substantially complied with the Second Request (as defined in the Form 10-Q filed with the SEC on July 8, 2026). On October 2, 2026, UniFirst and Cintas entered into a timing agreement with the FTC pursuant to which UniFirst and Cintas agreed, among other things, not to consummate the transaction prior to December 11, 2026 unless they have received written notice from the FTC prior to such date that the FTC has closed its investigation of the transaction.

The transaction is expected to close prior to the end of calendar year 2026, subject to satisfaction or waiver of customary closing conditions and receipt of required regulatory approvals.

As previously announced, due to the pending transaction with Cintas, UniFirst is no longer providing financial guidance or hosting quarterly conference calls regarding its financial results.

About UniFirst Corporation
Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its five company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 15,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For more information, contact UniFirst at 888.296.2740 or visit UniFirst.com.
Forward-Looking Statements Disclosure
This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company's current views with respect to future events and financial performance, including statements regarding the transaction between UniFirst and Cintas (the “Transaction”). Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “guidance,” “outlook,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” “strive,” “design,” “assumption,” “vision,” “approximate,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements.
The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.
Additional factors include, but are not limited to, uncertainties caused by an economic recession or other adverse economic conditions, including, without limitation, as a result of elevated inflation or interest rates or extraordinary events or circumstances such as geopolitical conflicts like the conflicts between Russia and Ukraine and the United States and Iran and other disruption in the Middle East and their impact on our customers' businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances, uncertainties regarding our ability to consummate acquisitions and successfully integrate acquired businesses and the performance of such businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the conflict between Russia and Ukraine and the United States and Iran, any loss of key management or other personnel, increased costs as a result of any changes in federal, state, international or other laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding, or adverse impacts from continued high price levels of natural gas, electricity, fuel and labor or increases in such costs, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, increased workers' compensation claim costs, increased healthcare claim costs, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our nuclear business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new enterprise resource planning computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in or additional SEC, New York Stock Exchange and accounting or other rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, the impact of U.S. and foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, our ability to successfully remediate the material weakness in internal control over financial reporting disclosed in our Annual Report on Form 10-K for the year ended August 30, 2025 and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 30, 2025, Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
(In thousands, except per share data)	August 29, 2026	August 30, 2025	August 29, 2026	August 30, 2025
Revenues	$645,005	$614,447	$2,523,230	$2,432,352

Operating expenses:
Cost of revenues (1)	403,890	382,012	1,600,281	1,542,400
Selling and administrative expenses (1)	163,769	146,980	644,913	565,099
Depreciation and amortization	35,654	35,879	141,992	140,355
Total operating expenses	603,313	564,871	2,387,186	2,247,854

Operating income	41,692	49,576	136,044	184,498

Other (income) expense:
Interest income, net	(1,950)	(2,348)	(7,234)	(9,770)
Other expense (income), net	331	513	1,205	(1,107)
Total other income, net	(1,619)	(1,835)	(6,029)	(10,877)

Income before income taxes	43,311	51,411	142,073	195,375
Provision for income taxes	8,584	10,384	32,583	47,104

Net income	$34,727	$41,027	$109,490	$148,271

Income per share – Basic:
Common Stock	$2.00	$2.32	$6.30	$8.33
Class B Common Stock	$1.60	$1.86	$5.04	$6.66

Income per share – Diluted:
Common Stock	$1.90	$2.23	$6.02	$7.98

Income allocated to – Basic:
Common Stock	$29,049	$34,420	$91,595	$124,551
Class B Common Stock	$5,678	$6,607	$17,895	$23,720

Income allocated to – Diluted:
Common Stock	$34,727	$41,027	$109,490	$148,271

Weighted average shares outstanding – Basic:
Common Stock	14,534	14,823	14,545	14,961
Class B Common Stock	3,551	3,552	3,551	3,560

Weighted average shares outstanding – Diluted:
Common Stock	18,250	18,438	18,196	18,581
(1)Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	August 29, 2026	August 30, 2025
Assets
Current assets:
Cash and cash equivalents	$192,121	$203,501
Short-term investments	—	5,672
Receivables, net	306,998	285,297
Inventories	146,356	145,197
Rental merchandise in service	244,643	227,720
Prepaid taxes	17,413	7,708
Prepaid expenses and other current assets	60,926	49,508
Total current assets	968,457	924,603
Property, plant and equipment, net	843,589	829,622
Goodwill	675,385	657,748
Customer contracts and other intangible assets, net	90,051	105,829
Deferred income taxes	943	977
Operating lease right-of-use assets, net	78,849	70,110
Other assets	213,100	189,266
Total assets	$2,870,374	$2,778,155
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$94,522	$94,980
Accrued liabilities	194,755	176,903
Accrued taxes	196	674
Operating lease liabilities, current	18,808	17,846
Total current liabilities	308,281	290,403
Long-term liabilities:
Accrued liabilities	123,129	128,554
Accrued and deferred income taxes	147,502	135,648
Operating lease liabilities	62,337	54,593
Total liabilities	641,249	609,198
Shareholders’ equity:
Common Stock	1,454	1,468
Class B Common Stock	355	355
Capital surplus	115,369	109,107
Retained earnings	2,133,736	2,079,812
Accumulated other comprehensive loss	(21,789)	(21,785)
Total shareholders’ equity	2,229,125	2,168,957
Total liabilities and shareholders’ equity	$2,870,374	$2,778,155

Detail of Operating Results
(Unaudited)

	Thirteen Weeks Ended August 29, 2026				Thirteen Weeks Ended August 30, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$585,354	$35,177	$24,474	$645,005	$560,072	$31,123	$23,252	$614,447
Revenue Growth %	4.5%	13.0%	5.3%	5.0%

Operating Income (Loss) (1), (2)	$39,963	$(1,533)	$3,262	$41,692	$46,567	$473	$2,536	$49,576
Operating Margin	6.8%	-4.4%	13.3%	6.5%	8.3%	1.5%	10.9%	8.1%

Adjusted EBITDA (1), (2)	$90,805	$(124)	$4,175	$94,856	$83,098	$1,511	$3,457	$88,066
Adjusted EBITDA Margin	15.5%	-0.4%	17.1%	14.7%	14.8%	4.9%	14.9%	14.3%
(1)The Company’s financial results for the fourth quarter of fiscal 2026 included approximately $17.3 million of costs related to its Key Initiative and Transaction-related Costs, compared to approximately $1.4 million of Key Initiative costs in the fourth quarter of fiscal 2025.
(2)The Key Initiative and Transaction-related Costs decreased Uniform & Facility Service Solutions’ segment operating margin for the fourth quarters of fiscal 2026 and 2025 by 3.0% and 0.2%, respectively. The Key Initiative costs decreased both Uniform & Facility Service Solutions’ segment Adjusted EBITDA margin for the fourth quarters of fiscal 2026 and 2025 by 0.5% and 0.2%, respectively.

	Fifty-two Weeks Ended August 29, 2026				Fifty-two Weeks Ended August 30, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$2,295,801	$127,023	$100,406	$2,523,230	$2,218,562	$114,586	$99,204	$2,432,352
Revenue Growth %	3.5%	10.9%	1.2%	3.7%

Operating Income (Loss) (3), (4)	$126,340	$(4,589)	$14,293	$136,044	$168,502	$853	$15,143	$184,498
Operating Margin	5.5%	-3.6%	14.2%	5.4%	7.6%	0.7%	15.3%	7.6%

Adjusted EBITDA (3), (4)	$308,339	$732	$17,997	$327,068	$313,198	$4,784	$18,788	$336,770
Adjusted EBITDA Margin	13.4%	0.6%	17.9%	13.0%	14.1%	4.2%	18.9%	13.8%
(3)The Company’s financial results for the full fiscal year 2026 included approximately $50.5 million of costs related to its Key Initiative and the Transaction-related Costs, compared to approximately $6.8 million of Key Initiative costs in the full fiscal year 2025.
(4)The Key Initiative and Transaction-related Costs decreased Uniform & Facility Service Solutions’ segment operating margin for the full fiscal years 2026 and 2025 by 2.2% and 0.3%, respectively. The Key Initiative costs decreased Uniform & Facility Service Solutions’ segment Adjusted EBITDA margin for the full fiscal years 2026 and 2025 by 0.6% and 0.3%, respectively.

Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	August 29, 2026	August 30, 2025
Cash flows from operating activities:
Net income	$109,490	$148,271
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (1)	141,992	140,355
Share-based compensation	13,062	12,173
Accretion on environmental contingencies	1,404	1,280
Accretion on asset retirement obligations	1,072	875
Deferred income taxes	10,281	3,897
Loss (gain) on sale of property and equipment	309	(2,117)
Other	214	448
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(21,320)	(6,478)
Inventories	(445)	12,318
Rental merchandise in service	(16,759)	10,039
Prepaid expenses and other current assets and Other assets	(15,545)	(24,330)
Accounts payable	(2,005)	2,333
Accrued liabilities	(7,890)	(8,774)
Prepaid and accrued income taxes	(8,575)	6,582
Net cash provided by operating activities	205,285	296,872

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(24,578)	(11,911)
Capital expenditures, including capitalization of software costs	(134,519)	(154,345)
Purchases of investments	(5,664)	(20,406)
Maturities of investments	11,426	28,356
Proceeds from sale of assets	798	3,259
Net cash used in investing activities	(152,537)	(155,047)

Cash flows from financing activities:
Payment of contingent consideration	(1,670)	—
Payment of deferred financing costs	—	(1,164)
Proceeds from exercise of share-based awards	5	4
Taxes withheld and paid related to net share settlement of equity awards	(5,178)	(4,473)
Repurchase of Common Stock	(32,736)	(70,895)
Payment of cash dividends	(25,151)	(24,625)
Net cash used in financing activities	(64,730)	(101,153)

Effect of exchange rate changes	602	1,258

Net (decrease) increase in cash and cash equivalents	(11,380)	41,930
Cash and cash equivalents at beginning of period	203,501	161,571
Cash and cash equivalents at end of period	$192,121	$203,501
Supplemental Disclosure of Operating Cash Flow Information:
Cash paid for transaction-related expense (2)	$22,489	$—
(1)Depreciation and amortization for the full year of fiscal 2026 and 2025 included approximately $15.5 million and $17.0 million, respectively, of non-cash amortization expense recognized on acquisition-related intangible assets.
(2)Cash paid for transaction-related expenses in fiscal 2026 was $22.5 million.

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement the Company’s consolidated financial results in this press release, the Company also presents Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. The Company defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, further adjusted for share-based compensation expense and other items impacting the comparability of the Company’s underlying operating performance between periods. Adjusted EBITDA margin is defined as Adjusted EBITDA for a period divided by revenue for the same period.
The Company believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company and its segments to both management and investors. In addition, by excluding certain items, these non-GAAP financial measures enable management and investors to further evaluate the underlying operating performance of the Company.
Supplemental reconciliations of the Company’s consolidated net income on a GAAP basis to Adjusted EBITDA and Adjusted EBITDA margin are presented in the following table. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures, which are provided below. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, and not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.
The Company does not allocate its provision for income taxes to its business segments and as a result, presents it in a separate column in the following tables.

	Thirteen Weeks Ended August 29, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$585,354	$35,177	$24,474	$—	$645,005

Net income	$41,582	$(1,533)	$3,262	$(8,584)	$34,727
Provision for income taxes	—	—	—	8,584	8,584
Interest income, net	(1,950)	—	—	—	(1,950)
Depreciation and amortization	33,516	1,376	762	—	35,654
Share-based compensation expense	3,212	33	151	—	3,396
Non-operating adjustments (1)	14,445	—	—	—	14,445
Adjusted EBITDA	$90,805	$(124)	$4,175	$—	$94,856
Adjusted EBITDA Margin	15.5%	(0.4%)	17.1%		14.7%
(1)Represents Transaction-related Costs in connection with the proposed merger with Cintas.

	Thirteen Weeks Ended August 30, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$560,072	$31,123	$23,252	$—	$614,447

Net income	$48,402	$473	$2,536	$(10,384)	$41,027
Provision for income taxes	—	—	—	10,384	10,384
Interest income, net	(2,348)	—	—	—	(2,348)
Depreciation and amortization	34,086	1,008	785	—	35,879
Share-based compensation expense	2,958	30	136	—	3,124
Adjusted EBITDA	$83,098	$1,511	$3,457	$—	$88,066
Adjusted EBITDA Margin	14.8%	4.9%	14.9%		14.3%

	Fifty-two Weeks Ended August 29, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$2,295,801	$127,023	$100,406	$—	$2,523,230

Net income (loss)	$132,369	$(4,589)	$14,293	$(32,583)	$109,490
Provision for income taxes	—	—	—	32,583	32,583
Interest income, net	(7,234)	—	—	—	(7,234)
Depreciation and amortization	133,725	5,191	3,076	—	141,992
Share-based compensation expense	12,304	130	628	—	13,062
Non-operating adjustments (2)	37,175	—	—	—	37,175
Adjusted EBITDA	$308,339	$732	$17,997	$—	$327,068
Adjusted EBITDA Margin	13.4%	0.6%	17.9%		13.0%
(2)Primarily represents costs related to shareholder engagement and proxy-related matters in connection with the Company’s 2026 annual meeting of shareholders and Transaction-related Costs in connection with the proposed merger with Cintas.

	Fifty-two Weeks Ended August 30, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$2,218,562	$114,586	$99,204	$—	$2,432,352

Net income	$179,379	$853	$15,143	$(47,104)	$148,271
Provision for income taxes	—	—	—	47,104	47,104
Interest income, net	(9,770)	—	—	—	(9,770)
Depreciation and amortization	133,420	3,815	3,120	—	140,355
Share-based compensation expense	11,532	116	525	—	12,173
Gain on the sale of a non-operating property	(2,792)	—	—	—	(2,792)
Non-operating adjustments (3)	1,429	—	—	—	1,429
Adjusted EBITDA	$313,198	$4,784	$18,788	$—	$336,770
Adjusted EBITDA Margin	14.1%	4.2%	18.9%		13.8%
(3)Primarily represent one-time costs incurred related to the hiring and on-boarding of the Company's former Chief Operating Officer, Kelly Rooney, and for the transition of Michael Croatti from his role as Executive Vice President, Operations.